Pricing Supplement dated August 21, 2026 to the Product Supplement MLN-EI-1 dated February 26, 2025, Underlier Supplement dated February 26, 2025 and Prospectus Dated February 26, 2025	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969
The Toronto-Dominion Bank $500,000 Dual Directional Capped Contingent Barrier Notes Linked to the S&P 500® Index Due August 23, 2029 Senior Debt Securities, Series H
General
•
The Notes are designed for investors who (i) seek unleveraged exposure to a limited range of the percentage increase of the S&P 500® Index (the “Reference Asset”) from the Initial Level (as defined below) to the Closing Level of the Reference Asset on the Valuation Date (the “Final Level”), (ii) seek unleveraged inverse exposure to a limited range of the percentage decline in the level of the Reference Asset, but only if the Final Level is greater than or equal to the Barrier Level, (iii) are willing to accept the risk of losing a significant portion or all of their Principal Amount and (iv) are willing to forgo interest and dividend payments.

•
If the Final Level is less than the Barrier Level, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level, and may lose a significant portion or all of the Principal Amount.

•	Any payments on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Asset:	The S&P 500® Index (Bloomberg ticker: “SPX”)
Principal Amount:	$1,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $1,000 in excess thereof.
Term:	Approximately 3 years.
Strike Date:	August 20, 2026
Pricing Date:	August 21, 2026
Issue Date:	August 25, 2026, which is the second DTC settlement day following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Valuation Date:	August 20, 2029, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Maturity Date:	August 23, 2029, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Payment at Maturity:
On the Maturity Date, we will pay a cash payment, if anything, per Note equal to:
•       If the Final Level is greater than the Initial Level:
Principal Amount + (Principal Amount × Percentage Change), subject to the Maximum Upside Return
In this scenario, your potential return on the Notes will not exceed the Maximum Upside Return, regardless of any further increase in the level of the Reference Asset, which may be significant, and the return on the Notes may be less than the Percentage Change.
•       If the Final Level is equal to or less than the Initial Level and greater than or equal to the Barrier Level:
Principal Amount + (Principal Amount × Contingent Absolute Return)
In this scenario, you will receive a positive 1% return on the Notes for each 1% that the Final Level is less than the Initial Level. This return will not exceed 20.00%.
•       If the Final Level is less than the Barrier Level:
Principal Amount + (Principal Amount × Percentage Change)
If the Final Level is less than the Barrier Level, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level, and may lose a significant portion or all of your Principal Amount.
Any payments on the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Maximum Upside Return:	53.57%. If the Percentage Change is greater than or equal to 53.57%, you will receive the Maximum Upside Return of 53.57%, which entitles you to a Payment at Maturity of $1,535.70 per Note.
Contingent Absolute Return:	The absolute value of the Percentage Change, expressed as a percentage. For example, if the Percentage Change is -5%, the Contingent Absolute Return will equal 5%.
Initial Level:	7,641.16, which was the Closing Level of the Reference Asset on the Strike Date, as determined by the Calculation Agent.
Final Level:	The Closing Level of the Reference Asset on the Valuation Date, as determined by the Calculation Agent.
Barrier Level:	6,112.928, which is 80.00% of the Initial Level, as determined by the Calculation Agent.
CUSIP / ISIN:	89115NDX9 / US89115NDX93
The estimated value of your Notes on the Pricing Date was $974.80 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-4 and “Additional Information Regarding the Estimated Value of the Notes” on page P-17 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 dated February 26, 2025, (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$20.00	$980.00
Total	$500,000.00	$10,000.00	$490,000.00
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may have been as low as $980.00 (98.00%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $20.00 per Note sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $20.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 (the “product supplement”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
■	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•
Potential for Unleveraged Exposure to Increases in the Level of the Reference Asset, Subject to the Maximum Upside Return – The Notes provide unleveraged exposure to a limited range of increases in the level of the Reference Asset from the Initial Level to the Final Level. However, the opportunity to participate in the possible increases in the level of the Reference Asset through an investment in the Notes is limited because the return on the Notes resulting from any increase in the level of the Reference Asset will not exceed the Maximum Upside Return.

•
Potential for Unleveraged Contingent Absolute Return, with Potential for Full Downside Exposure – The Notes provide inverse exposure to a limited range of decline in the level of the Reference Asset from the Initial Level to the Final Level. However, the opportunity to receive inverse exposure to any decline in the level of the Reference Asset through an investment in the Notes is limited by the Barrier Level. If the Final Level is less than the Barrier Level, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level, and you may lose your entire investment in the Notes. Any payments on the Notes, including any repayment of principal, are subject to our credit risk.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Final Level is less than the Barrier Level, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level, and may lose their entire Principal Amount.
Your Potential Return From Any Positive Percentage Change Will be Limited by the Maximum Upside Return and May be Lower Than the Return on a Hypothetical Direct Investment in the Reference Asset.
The opportunity to participate in any increase in the level of the Reference Asset through an investment in the Notes will be limited because the return on the Notes resulting from any positive Percentage Change will not exceed the Maximum Upside Return, regardless of any further increase in the level of the Reference Asset. Accordingly, your return on the Notes may be less than that of a hypothetical direct investment in the Reference Asset or the stocks and other assets comprising the Reference Asset (the “Reference Asset Constituents”) or in a security directly linked to the positive performance of the Reference Asset or the Reference Asset Constituents.
Your Potential Return From the Contingent Absolute Return Will be Limited by the Barrier Level and the Contingent Absolute Return Feature is Not the Same as Taking a Short Position Directly in the Reference Asset Constituents.
The opportunity to benefit from any decline in the level of the Reference Asset through an investment in the Notes will be limited because of the Barrier Level, and you will not benefit from any decline in the level of the Reference Asset below the Barrier Level. Further, even if the Percentage Change is negative and the Final Level is greater than or equal to the Barrier Level, the return on the Notes will not reflect the return you would realize if you actually took a short position directly in the Reference Asset Constituents. For example, to maintain a short position in a Reference Asset Constituent, you would have to pay dividend payments (if any) to the entity that lends you the Reference Asset Constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Final Level.
If the Final Level of the Reference Asset is less than the Barrier Level, you will receive less than the Principal Amount of your Notes and you will lose a significant portion or all of your investment in the Notes. This means that while a Final Level that is less than the Initial Level but greater than or equal to the Barrier Level will result in a positive return equal to the Contingent Absolute Return, any additional decrease in the Final Level to below the Barrier Level will instead result in a loss of 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level, up to the entire Principal Amount of your Notes.
The Notes Do Not Pay Interest and Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security of comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for interest payments and you may not receive any positive return on the Notes. Even if your return is positive, your return may be less than that of a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

TD SECURITIES (USA) LLC	P-3

The Amount Payable on the Notes, if Any, is Not Linked to the Level of the Reference Asset at Any Time Other Than on the Valuation Date.
Any payment on the Notes will be based on the Final Level, which will be the Closing Level of the Reference Asset on the Valuation Date. If the level of the Reference Asset prior to the Valuation Date remains greater than the Initial Level, or equal to or less than the Initial Level but greater than or equal to the Barrier Level, but then adversely changes as of the Valuation Date, the Payment at Maturity, if any, may be significantly less than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such change. Although the Closing Level of the Reference Asset on the Valuation Date or at other times during the term of the Notes may be higher than the Final Level, the Payment at Maturity, if any, will be based solely on the Closing Level of the Reference Asset on the Valuation Date as compared to the Initial Level.
Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated with the Reference Asset.
The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Asset, the Reference Asset Constituents and the Reference Asset Constituent Issuers for your Notes. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
The index sponsor as specified under “Information Regarding the Reference Asset” (the “Index Sponsor”) is neither an affiliate of ours nor involved in any offerings of the Notes in any way. Consequently, we have no control of any actions of the Index Sponsor, including any actions of the type that could adversely affect the level of the Reference Asset or the return on the Notes. The Index Sponsor does not have any obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of, or return on, the Notes. None of our proceeds from any issuance of the Notes will be delivered to the Index Sponsor, except to the extent that we are required to pay the Index Sponsor licensing fees with respect to the Reference Asset.
Changes that Affect the Reference Asset May Adversely Affect the Market Value of, and Return on, the Notes.
The policies of the Index Sponsor concerning the calculation of the Reference Asset, additions, deletions or substitutions of the Reference Asset Constituents and the manner in which changes affecting those Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the Reference Asset and could adversely affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Reference Asset, or if the Index Sponsor discontinues or suspends calculation or publication of the Reference Asset. If events such as these occur, the Calculation Agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.
The S&P 500® Index Reflects Price Return, not Total Return.
The return on the Notes is based on the performance of the S&P 500® Index, which reflects the changes in the market prices of its Reference Asset Constituents. The S&P 500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Reference Asset Constituents. The return on the Notes will not include such a total return feature or dividend component.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

TD SECURITIES (USA) LLC	P-4

The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the level of the Reference Asset at such time, and as a result, you may suffer substantial losses.
If the Level of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the level of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the level of the Reference Asset increases to above the Initial Level during the term of the Notes, or declines to a level that is less than the Initial Level but greater than or equal to the Barrier Level, the market value of your Notes may not increase and could decline.

TD SECURITIES (USA) LLC	P-5

Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the Payment at Maturity on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the return on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
The Valuation Date and the Maturity Date are Subject to Market Disruption Events and Postponement.
The Valuation Date, and therefore the Maturity Date, are subject to postponement as described in the product supplement due to the occurrence of one or more Market Disruption Events, which, among other events, may occur if the Calculation Agent determines that an event materially interferes with our ability or the ability of any of our affiliates to maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect or to effect trading in the Reference Asset generally. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “General Terms of the Notes — Market Disruption Events” in the product supplement.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Return on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and return on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with the Reference Asset Constituent Issuers, such as making loans or providing investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the level of the Reference Asset and, therefore, the market value of, and return on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amount due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion herein under “Canadian Taxation” and the further discussion herein under “Additional Terms — Canadian Tax Treatment”. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-6

Dual Directional Capped Contingent Barrier Notes Linked to the S&P 500® Index Due August 23, 2029

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product supplement, the underlier supplement and the prospectus.
Issue:	Senior Debt Securities, Series H
Type of Note:	Dual Directional Capped Contingent Barrier Notes
Agent:	TDS
Currency:	U.S. Dollars
Monitoring Period:	For purposes of the determination of the Final Level, the Calculation Agent will observe the Closing Level on the Valuation Date.
Canadian Tax Treatment:
Please see the discussion herein under “Canadian Taxation”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein), as such rules may be amended from time to time.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

TD SECURITIES (USA) LLC	P-7

Hypothetical Returns
The examples and table set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Level, Final Levels and Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the actual Initial Level, Final Level or the level of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume an Initial Level of 100.00, a Barrier Level of 80.00 (80.00% of the Initial Level), a Maximum Upside Return of 53.57%, that a holder purchased Notes with a Principal Amount of $1,000 per Note and that no Market Disruption Event occurs on the Valuation Date. The actual terms of the Notes are indicated on the cover hereof.

Example 1 —	Calculation of the Payment at Maturity where the Final Level is greater than the Initial Level and the Payment at Maturity is not subject to the Maximum Upside Return.
	Percentage Change:	5.00%
	Payment at Maturity:	= $1,000.00 + ($1,000.00 × 5.00%), subject to the Maximum Upside Return of 53.57% = $1,000.00 + $50.00 = $1,050.00.
	On a $1,000.00 investment, a Percentage Change of 5.00% results in a Payment at Maturity of $1,050.00, a return of 5.00% on the Notes.

Example 2 —	Calculation of the Payment at Maturity where the Final Level is greater than the Initial Level and the Payment at Maturity is subject to the Maximum Upside Return.
	Percentage Change:	55.00%
	Payment at Maturity:	= $1,000.00 + ($1,000.00 × 55.00%), subject to the Maximum Upside Return of 53.57% = $1,000.00 + $535.70 = $1,535.70.
	On a $1,000.00 investment, a Percentage Change of 55.00% results in a Payment at Maturity of $1,535.70, a return of 53.57% on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Final Level is equal to or less than the Initial Level but greater than or equal to the Barrier Level.
	Percentage Change:	-5.00%
	Payment at Maturity:	= $1,000.00 + ($1,000.00 × |-5.00|%) = $1,000.00 + $50.00 = $1,050.00.
	On a $1,000.00 investment, a Percentage Change of -5.00% results in a Payment at Maturity of $1,050.00, a return of 5.00% on the Notes.

Example 4 —	Calculation of the Payment at Maturity where the Final Level is less than the Barrier Level.
	Percentage Change:	-60.00%
	Payment at Maturity:	$1,000.00 + ($1,000.00 × -60.00%) = $1,000.00 - $600.00 = $400.00.
	On a $1,000.00 investment, a Percentage Change of -60.00% results in a Payment at Maturity of $400.00, a loss of 60.00% on the Notes.

TD SECURITIES (USA) LLC	P-8

The following table illustrates the hypothetical payments per Note that may be realized at maturity for a range of hypothetical Final Levels of the Reference Asset, based on the hypothetical terms set forth above. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The numbers appearing in the following table may have been rounded for ease of analysis.
Hypothetical Final Level	Hypothetical Percentage Change	Payment at Maturity	Return on the Notes
180.00	80.00%	$1,535.70	53.57%
170.00	70.00%	$1,535.70	53.57%
160.00	60.00%	$1,535.70	53.57%
153.57	53.57%	$1,535.70	53.57%
151.00	51.00%	$1,510.00	51.00%
134.00	34.00%	$1,340.00	34.00%
117.00	17.00%	$1,170.00	17.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,100.00	10.00%
80.00	-20.00%	$1,200.00	20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

TD SECURITIES (USA) LLC	P-9

Information Regarding the Reference Asset
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to the Reference Asset. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level or Final Level of the Reference Asset on any date. We cannot give you any assurance that the performance of the Reference Asset will result in a positive return on your initial investment.
S&P 500® Index
We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “Index Sponsor” or “S&P Dow Jones”).
SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Historical Information
The graph below illustrates the performance of the Reference Asset from August 20, 2016 through August 20, 2026. The dotted line represents the Barrier Level of 6,112.928, which is equal to 80.00% of the Initial Level.
S&P 500® Index (SPX)

9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Aug-2016
Aug-2017
Aug-2018
Aug-2019
Aug-2020
Aug-2021
Aug-2022
Aug-2023
Aug-2024
Aug-2025
Aug-2026

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-10

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. If your Notes are so treated, upon the taxable disposition (including cash settlement) of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement. For example, there may be a risk that the IRS could assert that the Notes should not give rise to long-term capital gain or loss because the Notes offer, at least in part, short exposure to the Reference Asset.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally

TD SECURITIES (USA) LLC	P-11

applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the Reference Asset and our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

TD SECURITIES (USA) LLC	P-12

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-13

Canadian Taxation
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Note upon the initial issuance of the Note by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Note on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Note, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Note or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Note or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Note or property acquired on settlement of a Note will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Notes
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Note is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Note to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Note is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Note, expressed in terms of an annual

TD SECURITIES (USA) LLC	P-14

rate (determined in accordance with the Canadian Tax Act) on the amount for which the Note was issued, does not exceed 4/3 of the interest stipulated to be payable on the Note, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Notes by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

TD SECURITIES (USA) LLC	P-15

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $20.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts.
TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the second DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in two DTC settlement days (“T+2”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-16

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

TD SECURITIES (USA) LLC	P-17

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20, 2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

TD SECURITIES (USA) LLC	P-18